Exhibit 99.1

SAVIENT ANNOUNCES PROPOSED OFFERING OF $125 MILLION IN

CONVERTIBLE SENIOR NOTES

East Brunswick, NJ, January 31, 2011 — Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced its intention to offer, subject to market conditions and other factors, $125 million aggregate principal amount of Convertible Senior Notes due 2018 (the “Notes”) pursuant to an automatically effective registration statement filed with the Securities and Exchange Commission today. Savient also intends to grant the underwriters an option to purchase up to an additional $18.75 million aggregate principal amount of Notes, solely to cover over-allotments. The interest rate, conversion price and other terms of the Notes will be determined by negotiations between Savient and the underwriters.

Savient expects to use the net proceeds of the offering to commercialize KRYSTEXXA™ in the United States, including completion of its ongoing efforts to recruit a sales force, expand its marketing organization and establish a commercial infrastructure, to fund clinical development activities directed to potential label expansion for KRYSTEXXA in the United States, to further develop and seek regulatory approval for KRYSTEXXA in jurisdictions outside the United States, particularly in the European Union, and for general corporate purposes, including working capital.

J. P. Morgan Securities LLC is acting as sole book-running manager of the offering. Lazard Capital Markets LLC is acting as a co-manager of the offering. A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone (631) 254-1735.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXATM (pegloticase), which was approved by the FDA on September 14, 2010 for the treatment of chronic gout in adult patients refractory to conventional therapy.

Safe Harbor Statement

This press release contains forward-looking statements, including statements about future business prospects, market conditions, KRYSTEXXATM, the planned offering and the expected use of proceeds from the offering, that are intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” and “would,” and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated in any forward-looking statements made by Savient, including the factors described in Savient’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which has been filed with the Securities and Exchange Commission.